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EXHIBIT 99.2
                            INGEN TECHNOLOGIES, INC.

                              DIRECTORS' RESOLUTION

                                     2008.2

         BE IT KNOWN THAT, on the 14th day of March, 2008, at a duly constituted special meeting of the Directors of Ingen Technologies, Inc., the following resolution was voted and approved upon motion duly made and seconded:

         Authority is granted for the company's transfer agent to issue a restricted Class A Preferred Stock certificate in the amount of 12 million shares and a restricted Common Stock certificate in the amount of 18 million shares to Chairman & CEO Scott R. Sand.

         This stock is issued in exchange for the retirement of $150,000 in debt owed by the company to Mr. Sand. The share calculation is $.005; which is the same as the most recent common stock conversions by our convertible note holders. As of the end of our last fiscal quarter, February 29, 2008, the company owed Mr. Sand $186,184; this leaves a balance of $36,184 owed to Mr. Sand.

         We see at least two benefits to the company in authorizing this resolution. One is that it puts more voting stock in the hands of our CEO and Chairman. After stock issuances authorized herein, Mr. Sand will own 32,275,960 preferred shares and 20,321,916 common shares. This is 89% of the outstanding preferred shares and 25% of the issued common shares. The other benefit is that Mr. Sand intends to sell this stock and loan the proceeds to the company for operations. Mr. Sand has done this before - it is the company's best potential source of investment in the short term.

                           CERTIFICATION BY SECRETARY

         I am the Secretary of Ingen Technologies, Inc. I hereby certify that the foregoing is a true and correct copy of the Resolution adopted by the Board of Directors of Ingen Technologies, Inc. on March 14, 2008 in accordance with the provisions of our Bylaws.

         IN WITNESS WHEREOF, I have this 14th day of March, 2008 subscribed my name as Secretary of Ingen Technologies, Inc. and have caused the corporate seal to be affixed hereto (if such a seal exists).



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Secretary of Corporation

                          (WAIVER OF NOTICE ON PAGE 2)


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                            WAIVER OF NOTICE (2008.2)

         The undersigned Directors of Ingen Technologies, Inc. hereby waive notice of the special Directors' meeting held on March 14, 2008. We consent to all actions taken in the meeting. Faxed and electronic signatures are as valid as original signatures hereupon, and may be signed in counterparts.


        abstained
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Scott R. Sand                               Curt Miedema

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Chris Wirth                                 Yong Sin Khoo

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Stephen O'Hara                             John Finazzo


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Brad Klearman